Exhibit (a)(1)(A)
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

ROCKET PHARMACEUTICALS, INC.

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 3:59 P.M., EASTERN TIME, ON MAY 26, 2026 UNLESS THIS OFFER IS EXTENDED
Unless the context requires otherwise, references in this Offer to Exchange to “Rocket,” the “Company,” “we,” “us,”
and “our” refer to Rocket Pharmaceuticals, Inc.
Rocket is offering certain eligible employees of the Company the opportunity to exchange certain outstanding stock options to purchase shares of our common stock for new options to purchase a lesser number of shares of our common stock (the “New Options”), calculated in accordance with specified exchange ratios. We expect to grant the New Options on the date on which we cancel the options accepted for exchange, which will be the date this offer terminates. We are making this offer (the “Offer”) upon the terms, and subject to the conditions, set forth in this Offer to Exchange Eligible Options for New Options (this “Offer to Exchange”) and in the related Terms of Election (the “Terms of Election” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”). The consummation of the Option Exchange is subject to receiving stockholder approval of the Option Exchange at the annual meeting of stockholders to be held on May 20, 2026.
Eligibility. Only Eligible Options held by Eligible Employees may be exchanged in the Option Exchange. For these purposes, “Eligible Options” are those options that:
•
have an exercise price equal to or greater than the closing trading price of the Company’s common stock as of the date immediately prior to the date that the Option Exchange is commenced, which was $3.52; and

•	were granted prior to 2025.
Options that do not satisfy these conditions are not eligible to participate in the Option Exchange.
You are eligible to participate in the Option Exchange (an “Eligible Employee”) if you:
•	are an employee of the Company on the date the Option Exchange is commenced (the “Exchange Commencement Date”);
•
as of the date the New Options are granted, you are an employee of the Company and have not submitted a notice of resignation or termination, or been notified by the Company that your employment is being terminated;

•	are not an executive officer at or above the EVP-level or a member of the Company’s Board of Directors; and
•	hold at least one Eligible Option as of the commencement of the Offer.
If you hold Eligible Options but do not satisfy these conditions (for example, you are a former employee or you are an adviser or consultant and not an employee), you are not eligible to participate in the Option Exchange.
The outstanding options that you hold under the Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) give you the right to purchase shares of our common stock once those options vest by paying the applicable exercise price (and satisfying any applicable tax withholding obligations). Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase our shares of common stock and not the shares of common stock underlying those options.
Exchange Ratios. We established the exchange ratios described below in order to result in a fair value of the New Options that will be approximately equal, on an aggregate basis, to the fair value of the Eligible Options that participants surrender. The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that an employee must surrender in order to receive one share underlying a New Option, and vary based on the exercise price of the Eligible Option.
The exchange ratios for the Option Exchange were determined using a binomial lattice model in accordance with U.S. GAAP, and are based on, among other things, the volatility of our stock, the expected settlement behavior for a stock option and interest rates. The exchange ratios were calculated to result in an aggregate fair value of the New Options approximately equal to the aggregate fair value of the Eligible Options they replace. It is important to understand that this value-neutrality is calculated on an aggregate basis across all Eligible Options within each exercise price range set forth in the table below, and not on an individual grant-by-grant basis. Because a single exchange ratio applies uniformly to all Eligible Options within a given exercise price range, the fair value of the New Options you personally receive may be greater than, less than, or equal to the fair value of the Eligible Options you personally surrender, depending on the specific characteristics of your individual option grants, including their remaining term and other valuation inputs. You are encouraged to evaluate the exchange ratios in the context of your own specific option grants and to consult with your personal financial, legal, and/or tax advisors before making a decision.
The Board of Directors approved the Option Exchange and recommended that our stockholders do the same based on its belief that the New Options granted in the Option Exchange will provide a better incentive and motivation to employees than the Eligible Options they currently hold (which are “underwater”, meaning the Eligible Options have an exercise price that is greater than the market price for our stock), while balancing the interests of our stockholders by reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New Options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the New Options and the associated accounting expense would be greater than the current fair value of the Eligible Options. Accordingly, the New Options will cover fewer shares than the Eligible Options they replace to achieve the same relative fair value for accounting purposes.
The number of shares of our common stock subject to each New Option, calculated according to the exchange ratios, will be rounded to the nearest whole share on a grant-by-grant basis. New Options to purchase fractional shares will not be granted and you will not receive any cash for fractional shares. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of April 24, 2026)	Exchange Ratio (Eligible Options to New Options)
$3.52 to $10.68	12,723	1.30 to 1
$10.69 to $20.03	510,371	1.80 to 1
$20.04 to $30.00	742,349	2.00 to 1
$30.01 to $56.48	117,795	2.70 to 1
$56.49 to $62.32	72,725	4.20 to 1

If you are eligible to participate in the Option Exchange, you can exchange your Eligible Options on a grant-by-grant basis, i.e., based on the original grant date and exercise price of the Eligible Option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your eligible separate option grants without having to exchange all of your eligible separate option grants. If you have previously exercised a portion of an eligible separate option grant, only the portion of the eligible separate option grant which has not yet been exercised will be eligible to be exchanged.
There are two types of stock options – incentive stock options and non-qualified stock options – and the tax treatment of each type is different. Some of your Eligible Option grants may consist of incentive stock options and some of your Eligible Option grants may consist of non-qualified stock options. This classification is determined automatically at the time of grant and will be reflected on the Option Exchange website. See Section 13 of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for further information.
All Eligible Options that we accept pursuant to the Option Exchange will be cancelled on the expiration date of this Offer (the “Offer Expiration Date”), currently scheduled for 3:59 p.m., Eastern Time, on May 26, 2026, and Eligible Options elected for exchange will be cancelled and will no longer be exercisable after that time. We expect to grant the New Options on the Offer Expiration Date immediately following the cancellation of the exchanged

Eligible Options that we accept pursuant to the Option Exchange, with the date of grant for the New Options referred to in this Offer to Exchange as the “New Option Grant Date.” The New Options will have a per share exercise price equal to the per share closing price of our common stock on the Nasdaq Global Market (“Nasdaq”) on the New Option Grant Date.
If you do not want to participate in the Option Exchange, no action by you is needed and you are not required to visit the Option Exchange website. If you choose not to participate in the Option Exchange, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the 2014 Plan and the option agreements under which they were originally granted.
Terms of New Options. We will grant the New Options under the 2014 Plan, on the New Option Grant Date. In order to be granted a New Option, you must remain continuously employed by the Company through the New Option Grant Date.
The New Options:
•	will have a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the New Option Grant Date;
•
issued in exchange for vested Eligible Options will vest in full on the first anniversary of the New Option Grant Date, subject to the Eligible Employee’s continued employment with the Company on such date and

•	any applicable vesting acceleration provisions;
•
issued in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to the Eligible Employee’s continued employment with the Company on each such date and any applicable vesting acceleration provisions, subject to any provisions for accelerated vesting;

•
will have an expiration date of the later of (i) the original expiration date and (ii) five years from the New Option Grant Date (subject to earlier termination under certain circumstances, including following termination of your employment);

•	will be granted as non-qualified stock options, even if your surrendered Eligible Options were incentive stock options; and
•	will have the terms and be subject to the conditions as provided for in the 2014 Plan and applicable option award agreement.
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange all or any of your Eligible Options. You must make your own decision regarding whether to elect to exchange all or any of your Eligible Options.
The Offer is not conditioned upon a minimum aggregate number of Eligible Options being surrendered for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange entitled “Conditions of this Offer”, including the approval of the Option Exchange by our stockholders at the annual meeting of stockholders to be held on May 20, 2026.
If the market price of our common stock exceeds $3.52 on the New Option Grant Date, the New Options that you receive in exchange for your Eligible Options may have a higher exercise price than some or all of your surrendered Eligible Options.
Our common stock is listed on Nasdaq under the symbol “RCKT.” On April 24, 2026, the closing price of our common stock on Nasdaq was $3.52 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.
As of April 24, 2026, there were Eligible Options to purchase an aggregate of 1,455,963 shares of Common Stock outstanding under the 2014 Plan, which, if exercised in full, would represent approximately 1.3% of our total common stock outstanding as of such date, which was 109,174,502 shares.

Please see the section below entitled “Risk Factors” for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Option Exchange.
IMPORTANT
If you wish to participate in this Offer, you must submit your election electronically via the Option Exchange website at exchange.awardtraq.com on or before 3:59 p.m., Eastern Time, on May 26, 2026 (or such later time and date as may apply if the Offer to Exchange is extended). Election submissions or changes that are received after this deadline will not be accepted. In order to participate in this Offer and submit your election, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents. If you do not wish to participate in this Offer, no action by you is needed and you are not required to visit the Option Exchange website.
Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. Upon submission of an election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. Only responses that are properly completed and actually received by us by 3:59 p.m. Eastern Time on the Offer Expiration Date through the Option Exchange website at exchange.awardtraq.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents by emailing the Company at people@rocketpharma.com.
We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, Eligible Employees in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.
THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
ROCKET HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ROCKET.
NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OR SERVICE OF ROCKET OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.
ROCKET RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2014 PLAN AT ANY TIME, AND THE GRANT OF A NEW OPTION UNDER THE 2014 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE ROCKET TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO

PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2014 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION FOR ANY PURPOSE, INCLUDING WITHOUT LIMITATION, CALCULATING ANY SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION, BONUS, PENSION OR RETIREMENT PAYMENTS, WELFARE BENEFITS OR SIMILAR PAY OR BENEFITS, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about this Offer to Exchange. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial, legal and/or tax advisors before deciding whether to participate in this Offer to Exchange. Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.
For your ease of use, the questions and answers in this Summary Term Sheet have been separated into three sections, (i) option exchange design questions, (ii) administrative and timing questions and (iii) other important questions.
If you participate in this offer and are located in Spain, please refer to Schedule A of this Offer to Exchange for additional tax information that may apply to you.
Option Exchange Design Questions
What is the Option Exchange?
The Option Exchange is being offered by the Company to allow eligible employees of the Company to exchange their outstanding stock options that were granted under the 2014 Plan that have exercise prices equal to or greater than $3.52, for new options covering a lesser number of shares, which we refer to as “New Options”. The number of shares subject to New Options that will be granted in exchange for existing Eligible Options will be determined by the exchange ratios described below. The New Options will be granted on the date on which we cancel the Eligible Options accepted for exchange, which we expect will be expiration date of this Offer and which we refer to as the New Option Grant Date. The New Options will have an exercise price equal to the closing price of our common stock on Nasdaq on the Offer Expiration Date. The New Options will be subject to the terms and conditions as provided for in the 2014 Plan. Each New Option will have an expiration date of the later of (i) the original expiration date and (ii) five years from the New Option Grant Date (subject to earlier termination under certain circumstances, including following termination of your employment).
New Options issued in exchange for vested Eligible Options will vest in full on the first anniversary of the New Option Grant Date and New Options issued in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to the Eligible Employee’s continued employment with the Company on each such date and any applicable vesting acceleration provisions.
Why are we making this Offer?
An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of New Options with a fair value that, in the aggregate, will be approximately equal to the fair value of the Eligible Options that are surrendered in the Option Exchange.
A significant majority of our employees’ options have exercise prices that exceed, in some cases significantly, the current trading price of our common stock, which remains below historical levels. We face significant competition for experienced and talented personnel in our industry, and stock options are an important part of our incentive compensation. We believe that significantly underwater stock options are less effective as performance incentives because they provide less or no perceived value to employee option holders, as stock options cannot be sold and only provide value to the holder when there is a positive spread between the exercise price and the current stock price.
As of April 24, 2026, we had a total of 14,108,393 shares of common stock subject to outstanding stock options under the 2014 Plan, with a range in exercise prices from $1.21 per share to $62.32 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Pursuant to the Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. If all Eligible Options are exchanged in the Option Exchange, we estimate that the net reduction in our equity overhang could be up to 5.2% of our overhang and 0.6% of our fully diluted share count, based on 109,174,502 shares outstanding as of April 24, 2026. The net shares underlying exchanged Eligible Options that were granted under our 2014 Plan in excess of the shares underlying the New Options granted in connection with the Option Exchange will be returned to the pool available for issuance under the 2014 Plan.
The Option Exchange is voluntary and will allow Eligible Employees to choose whether to keep their Eligible Options at existing exercise prices and terms or to exchange those options for New Options with new exercise prices. We intend the Option Exchange to enable Eligible Employees to recognize value from their options, but this cannot be guaranteed considering the unpredictability of the stock market and vesting terms contingent upon continued employment. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)
Subject to the limitations set forth in Sections 6 and 14 of the Offer to Exchange entitled “Conditions of this Offer” and “Extension of Offer; Termination; Amendment,” respectively, we reserve the right, before the Offer Expiration Date, to terminate or amend this Offer to Exchange and to postpone our acceptance and cancellation of any Eligible Options elected for exchange if we do not receive approval of the Option Exchange by our stockholders.
How does the Option Exchange work?
We are offering eligible employees the opportunity to exchange their outstanding options that were issued under the 2014 Plan and have exercise prices equal to or greater than $3.52 for a predetermined number of New Options, rounded to the nearest whole share, based on the exchange ratios described in the table below. The outstanding options that you hold give you the right to purchase our shares of common stock, once vested and once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer to Exchange, we refer to the actual options you hold to purchase our shares of common stock and not the shares of common stock underlying those options.
New Options will be granted with a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the New Option Grant Date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender Eligible Options on or before 3:59 p.m., Eastern Time, on May 26, 2026, unless this Offer is extended, after which time such election will be irrevocable.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that an employee must surrender in order to receive one share of common stock underlying a New Option, and vary based on the exercise price of the Eligible Options. The exchange ratios for the Option Exchange were determined using a binomial lattice model in accordance with U.S. GAAP and are based on, among other things, the volatility of our stock, the expected settlement behavior for a stock option and interest rates. The exchange ratios were calculated to result in an aggregate fair value of the New Options approximately equal to the aggregate current fair value of the Eligible Options they replace, in order to balance the compensatory goals of the Option Exchange and the interests of our stockholders, including reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New Options. The number of shares of common stock underlying each New Option will be calculated according to the exchange ratios and will be rounded to the nearest whole share on a grant-by-grant basis (based on the grant date of the Eligible Option). New Options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of April 24, 2026)	Exchange Ratio (Eligible Options to New Options)
$3.52 to $10.68	12,723	1.30 to 1
$10.69 to $20.03	510,371	1.80 to 1
$20.04 to $30.00	742,349	2.00 to 1
$30.01 to $56.48	117,795	2.70 to 1
$56.49 to $62.32	72,725	4.20 to 1

The per share exercise price of the New Options will be the per share closing price of our common stock on Nasdaq on the New Option Grant Date.
Unless prevented by law or applicable regulations, Eligible Options accepted for exchange will be cancelled, and New Options will be granted under the 2014 Plan.
Example
To illustrate how the exchange ratios work, assume that:
•	You are an Eligible Employee of the Company as of the Offer commencement date and remain an employee through the Offer Expiration Date.
•
You have four existing option grants each to purchase 1,000 shares of common stock with corresponding per share exercise prices of: $14.82 (hypothetical grant date of March 7, 2022), $20.57 (hypothetical grant date of March 6, 2023), $28.71 (hypothetical grant date of March 4, 2024) and $8.79 (hypothetical grant date of March 3, 2025). Each option vests as to 33% of the shares subject to the option on the first anniversary of the vesting commencement date, and as to the remainder in equal quarterly installments over the following two years, subject to continued service.

•	Solely for purposes of illustration, the New Option Grant Date is May 26, 2026.
If you elect to participate in the Offer:
•
You will only be able to elect to exchange your three existing option grants with per share exercise prices of $14.82, $20.57 and $28.71 for New Options. Your election to exchange can cover zero shares or all 1,000 shares of each separate option grant (i.e., with the same exercise price and grant date). You cannot elect to exchange less than the full amount of a separate option grant. For example, you cannot elect to exchange 500 shares of the option grant with the exercise price of $14.82, $20.57 and $28.71. Instead, you can elect to exchange either all options with that exercise price, or none. If you have previously exercised a portion of an eligible separate option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged.

•	You will not be able to elect to exchange your existing option grant with a per share exercise price of $8.79 for a New Option because the grant was made in 2025.
•
All the New Options issued in exchange for vested Eligible Options will vest on the first anniversary of the New Option Grant Date, subject to your continued employment with the Company on such date and any applicable vesting acceleration provisions.

•
All of the New Options issued in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to your continued employment with the Company on each such date and any applicable vesting acceleration provisions.

•	The New Options will have an exercise price equal to closing price of our common stock on Nasdaq on the New Option Grant Date.
•	The New Options will have an expiration date of the later of (i) the original expiration date and (ii) five years from the New Option Grant Date.

Under these facts, the table below shows the number of shares of common stock subject to each New Option you would receive were you to participate in the Offer and elect to exchange the existing Eligible Options with per share exercise prices of $14.82, $20.57 and $28.71.

Grant Date of Eligible Option	Exercise Price of Eligible Option	Cancelled Shares Subject To Eligible Option	Exchange Ratio	Shares Subject to New Option
March 7, 2022	$14.82	1,000	1.80	556
March 6, 2023	$20.57	1,000	2.00	500
March 4, 2024	$28.71	1,000	2.00	500

Which options are eligible for this Offer?
Options eligible for exchange are those held by employees who are not executive officers at the EVP-level or above that were issued under the 2014 Plan prior to 2025 and have exercise prices equal to or greater than $3.52. Members of the Company’s Board of Directors are not eligible to participate in the Offer. If you are eligible to participate in the Option Exchange, the Option Exchange website will indicate which of your stock options are eligible for exchange.
Eligible Options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of their expiration date and will not be eligible to be exchanged for New Options.
Who is eligible to participate in this Offer?
You are eligible to participate in the Offer if you:
•	are an employee of the Company on the Exchange Commencement Date;
•
as of the New Option Grant Date, you are an employee of the Company and have not submitted a notice of resignation or termination, or been notified by the Company that your employment is being terminated;

•	are not an executive officer at or above the EVP-level or a member of the Company’s Board of Directors; and
•	hold at least one Eligible Option as of the Exchange Commencement Date.
If you hold Eligible Options but do not satisfy these conditions (for example, you are a former employee or you are an adviser or consultant and not an employee), you are not eligible to participate in the Option Exchange.
What if I leave Rocket before the Offer Expiration Date?
If you are no longer employed with the Company, whether voluntarily, involuntarily, or for any other reason, or have submitted a notice of resignation or termination, or been notified by the Company that your employment is being terminated, before the Offer Expiration Date, you will not be able to participate in this Offer.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF ROCKET AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) BY PAYING THE CURRENT EXERCISE PRICE DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of New Options” for additional information.
Why aren’t the exchange ratios set at one-for-one?
The exchange ratios were calculated to result in an aggregate fair value of the New Options approximately equal to the aggregate fair value of the Eligible Options they replace, in order to balance the compensatory goals of the option exchange and the interests of our stockholders, which include reducing our total number of outstanding options, avoiding further dilution to our stockholders, and minimizing the accounting expense of the grants of New Options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the New Options and the associated accounting expense would be greater than the current fair value of the Eligible Options. Accordingly, the higher-value New Options will cover fewer shares than the lower-value Eligible Options they replace to achieve a similar relative fair value for accounting purposes.
If I participate, what will happen to my exchanged options?
Eligible Options that you elect to exchange will be cancelled on the Offer Expiration Date, which is currently scheduled for 3:59 p.m., Eastern Time, on May 26, 2026, unless this Offer is extended. The net shares underlying exchanged Eligible Options that were granted under our 2014 Plan in excess of the shares underlying the New Options granted in connection with the Option Exchange will be returned to the pool available for issuance under the 2014 Plan.
If I elect to exchange some of my Eligible Options, do I have to elect to exchange all of my Eligible Options?
No. You may elect to exchange your Eligible Options on a grant-by-grant basis (determined based on options having the same grant date and exercise price). If you elect to exchange any portion of an eligible separate option grant in the Offer, you must elect to exchange the entire eligible separate option grant. No partial exchanges of separate option grants will be permitted.
There are two types of stock options – incentive stock options and non-qualified stock options – and the tax treatment of each type is different. Some of your Eligible Option grants may consist of incentive stock options and some of your Eligible Option grants may consist of non-qualified stock options under U.S. tax laws. This classification is determined automatically at the time of grant and is reflected on the Option Exchange website. See Section 13 of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for further information.
What happens to Eligible Options that I choose not to exchange or that you do not accept for exchange?
Eligible Options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.
Will I receive non-qualified stock options or incentive stock options if I participate in this Offer?
All New Options issued in the Option Exchange will be granted as non-qualified stock options, even if your exchanged option was an incentive stock option. Incentive stock options are eligible for more favorable tax treatment, as described below, and such favorable tax treatment will not be available for the New Options. See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.
What are the conditions to this Offer?
This Offer is subject to the conditions described in Section 6, including approval of the Option Exchange by our stockholders at the annual meeting to be held on May 20, 2026. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” for additional information.)
Administrative and Timing Questions
How do I participate in this Offer?
1.
If you choose to participate in the Option Exchange, you must take the following action on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date: Click on the link to the Option Exchange website in the email you received from the Option Exchange website on April 27, 2026, or go to the Option Exchange website at exchange.awardtraq.com. Log in to the Option Exchange website using the login instructions provided to you in that email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.
After logging in to the Option Exchange website, review the information and proceed through to the election page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the number of vested shares of Company common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.
On the election page, make your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange for new at-the-money stock options” or choose not to tender in the Option Exchange by selecting “Keep your current stock options.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Keep your current stock options.” In that event, the Eligible Option will not be exchanged.

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the confirmation page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the election process via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. We must receive your properly completed and submitted election by the Offer Expiration Date, currently expected to be 3:59 p.m., Eastern Time, on May 26, 2026. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email people@rocketpharma.com.
If you wish to exchange any portion of an individual Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.
How do I find out the details about my existing options?
Certain information regarding your Eligible Options will be provided to you on the Option Exchange website. To access the Option Exchange Website:
(a)
Click on the link to the Option Exchange website in the email you received from the Option Exchange website on April 27, 2026, or go to the Option Exchange website at exchange.awardtraq.com. Log in to the Option Exchange website using the login instructions provided to you in that email (or if you previously logged into the Option Exchange website, your updated login credentials).

(b)
After logging in to the Option Exchange website, review the information and proceed through to the election page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the number of vested shares of Company common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

If you believe there is an error with respect to your personalized information presented on the Option Exchange website, please contact people@rocketpharma.com. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email people@rocketpharma.com.
For further details about your existing options, you should refer to the 2014 Plan and the option award agreement for your Eligible Options which are available on the exchange.awardtraq.com website.
What will happen if I do not submit my election by the deadline?
If you do not submit your election by the deadline, then you will not be permitted to participate in this Offer, and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.
Please note that if you do not wish to participate in this Offer, no action by you is needed and you are not required to visit the Option Exchange website. (See “Risk Factors” for additional information.)
IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.
During what period of time can I withdraw or change my previous elections?
You can withdraw or change your previously submitted election to exchange or not exchange Eligible Options at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, which is scheduled to occur on May 26, 2026, unless extended by us. If this Offer is extended beyond May 26, 2026, you can withdraw or change your election at any time until the extended expiration date of this Offer.
Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on May 26, 2026.
1.	Log in to the Option Exchange website at exchange.awardtraq.com.
2.
After logging in to the Option Exchange website, review the information and proceed through to the election page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the number of vested shares of our common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.
On the election page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange for new at-the-money stock options” or choose not to tender in the Option Exchange by selecting “Keep your current stock options.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Keep your current stock options.” In that event, the Eligible Option will not be exchanged.

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the confirmation page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” for additional information.)
AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.
Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?
Yes, any unexercised portion of an eligible separate option grant can be exchanged. If you have previously exercised a portion of an Eligible Option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. The New Option will only replace the portion of the Eligible Option grant that is cancelled upon the expiration of this Offer.
Can I select which of my Eligible Options to exchange?
Yes. You can exchange your Eligible Options on a grant-by-grant basis, determined based on the original grant date and the original exercise price of the Eligible Option. However, no partial exchanges of eligible separate option grants will be permitted.
Can I exchange both vested and unvested Eligible Options?
Yes. You can exchange Eligible Options, whether or not they are vested. The vesting schedule for New Options is described below.
What will be my new option exercise price?
The per share exercise price of the New Options will be the per share closing price of our common stock on Nasdaq on the New Option Grant Date. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE NEW OPTION GRANT DATE, THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date,” Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” for additional information.)
When will the New Options be granted?
We expect to grant the New Options on the Offer Expiration Date, which is the date we cancel options elected for exchange. The Offer Expiration Date is currently scheduled for May 26, 2026. If this Offer is extended beyond May 26, 2026, then we expect that the New Options will be granted on the expiration date of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)

When will the New Options vest?
New Options granted in exchange for vested Eligible Options will be subject to a new vesting schedule and will vest on the first anniversary of the New Option Grant Date, subject to your continued employment with the Company on such date and any applicable vesting acceleration provisions. This means that if you currently hold Eligible Options that are vested and exercisable, and you elect to participate in the Option Exchange, you will surrender your right to exercise those options immediately. Your New Options will not be exercisable at all during the one-year period between the New Option Grant Date and the first anniversary of that date. If your employment with the Company terminates for any reason during this one-year period, you will forfeit all of your New Options and receive nothing in exchange for the vested Eligible Options you surrendered in the Option Exchange, subject to any vesting acceleration provisions applicable to your Eligible Options.
New Options granted in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to your continued employment with the Company on each such date and any applicable vesting acceleration provisions.
Like all of our outstanding options, the vesting of the New Options is dependent upon continued service to the Company as an employee through the applicable vesting date, subject to any vesting acceleration provisions applicable to your Eligible Options. New Options are subject to the terms and conditions provided for in the 2014 Plan and may be forfeited if not vested at the time of a termination of service as an employee. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)
What will be the terms and conditions of my New Options?
New Options will have terms and conditions set forth in the 2014 Plan and will be subject to an applicable form of option award agreement. In addition, the number of shares subject to the New Options and the New Options’ exercise prices will be different from such terms that are applicable to Eligible Options, and the vesting schedules and expiration dates could be different as described above, but the New Options will otherwise have terms and conditions generally similar to the surrendered Eligible Options, including any provisions in an option agreement or other agreement related to certain terminations and change in control provisions.
You are encouraged to consult the 2014 Plan and the form of option award agreement for complete information about the terms of the New Options, which are available through the Company’s option administration website, exchange.awardtraq.com. Each New Option will have an expiration date of the later of (i) the original expiration date and (ii) the date that is five years from the New Option Grant Date, subject to earlier termination under certain circumstances, including in most cases following termination of your employment with the Company. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)
What if my employment with Rocket is terminated after the New Options are granted?
If your employment with the Company is terminated for any reason after the New Option has been granted, you will forfeit any shares of common stock underlying your New Options that are unvested at the date of your termination, subject to any provisions providing for vesting acceleration. You may exercise your New Options that are vested as of the date of your termination within the time set forth in your option award agreement (generally, within three months following the date of your termination of employment). (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)
What happens if Rocket is subject to a change in control AFTER the New Options are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. It is possible that, after the grant of New Options, we could undertake a transaction, such as a merger or other similar transaction, as a result of which the current share ownership of our Company would change such that a new group of stockholders would hold the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a “change in control” transaction.

For information about the change in control provisions governing your Eligible Options, you can refer to the 2014 Plan and the prospectus for the 2014 Plan. Your option award agreement(s) and certain other agreements between you and the Company may also contain provisions that affect the treatment of your options in the event of a change in control. Because the New Options will be granted under the same 2014 Plan as your Eligible Options, the change in control provisions applicable to your New Options will be the same as those applicable to your Eligible Options under the 2014 Plan.
What happens if Rocket is subject to a change in control BEFORE the New Options are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating this Offer and/or your right to receive New Options under this Offer. If we were to terminate your right to receive New Options under this Offer in connection with such a transaction, your Eligible Options would remain outstanding pursuant to their original terms.
Any change in control transaction, or announcement of such transaction, could have a substantial effect on our share price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the New Options could be drastically altered. For example, if our shares of common stock were to be acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the New Options may be higher than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering Eligible Employees might have their New Options convert into options to purchase shares of a different issuer. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)
Are there other circumstances where I would not be granted New Options?
Yes. Even if we accept your tendered options, we will not grant New Options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the Offer Expiration Date, you will not be granted New Options, if at all, until all necessary government approvals have been obtained.
Under the terms of the 2014 Plan, we are also required to receive approval from our stockholders of the Option Exchange. The consummation of the Offer therefore is subject to our stockholders approving the Option Exchange at the annual meeting to be held on May 20, 2026. If our stockholders do not approve the Option Exchange at the annual meeting, the Offer will be terminated and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.
In addition, we will not grant New Options to you if you are not an Eligible Employee on the New Option Grant Date. Please see Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” for additional information.
After the Offer Expiration Date, what happens if my options end up underwater again?
The price of our common stock may not appreciate over the long term, and your New Options may become underwater after the Offer Expiration Date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)
What happens if the Company’s stockholders do not approve the Option Exchange?
If the Company’s stockholders do not approve the Option Exchange at the Annual Meeting, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be granted.
Other Important Questions
What are the U.S. federal income tax consequences of my participation in this Offer?
This Offer includes disclosures regarding the expected material U.S. federal income tax consequences of the proposed option exchange. These disclosures do not address any other tax considerations (such as state, local or foreign taxes) to which you may be subject. You should review these disclosures carefully before deciding whether or not to participate in this Offer. These disclosures are provided for your general information only, and do not constitute any tax, legal or financial advice from the Company to you, nor any recommendation from the Company to you regarding whether or not you should participate in the Offer. You are cautioned that U.S. federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances, and are subject to change at any time. If you are subject to the tax laws of a country other than the U.S., even if you are a resident of the U.S., you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. Consequently, you are urged to consult your tax advisor with respect to any questions you may have about your participation in the Offer.
Please also see Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.
How should I decide whether or not to participate?
The decision to participate must be your personal decision and will depend largely on your assumptions about the future of our business, our share price, the overall economic environment, and the performance of publicly traded stocks generally. If New Options are granted with a lower exercise price than your Eligible Options, such lower exercise price may allow you to recognize value from your option sooner. There is an inflection point, however, at higher Rocket share prices where the value of the Eligible Option you surrendered would have been greater than the value of the New Option. The reason for this is because your New Option will cover fewer shares than the Eligible Option you surrendered. The inflection point for each option grant varies depending on the exercise price and the exchange ratio of such Eligible Option grant.
In addition, the New Options will be completely unvested on the New Option Grant Date, regardless of whether the Eligible Option you surrender was wholly or partially vested. If you hold Eligible Options that are currently vested and exercisable, participating in the Option Exchange means you will surrender your right to exercise those options immediately and will instead receive New Options that vest in full only on the first anniversary of the New Option Grant Date, subject to continued employment and any applicable vesting acceleration provisions. This results in a new one-year period during which your replacement options are entirely unexercisable. If you hold unvested Eligible Options, your New Options may take longer to vest than your Eligible Options would have under their original vesting schedules, particularly if any of your Eligible Option tranches were approaching their original vesting dates at the time of the exchange. In either case, you should carefully consider the vesting implications of participating in the Option Exchange in light of your individual employment and financial circumstances.
Finally, the exchange ratios are designed to achieve value-neutrality on an aggregate basis within each exercise price range, and the New Options you receive may have a higher or lower fair value than the Eligible Options you surrender. The exchange ratios applicable to the Option Exchange were calculated to result in an aggregate fair value of the New Options that is approximately equal to the aggregate fair value of the Eligible Options they replace. This value-neutrality is calculated on an aggregate basis across all Eligible Options within each exercise price range set forth in the exchange ratio table—it is not calculated on an individual option-by-option basis. Because a single exchange ratio applies uniformly to all Eligible Options within a given exercise price range, the actual relationship between the fair value of any particular Eligible Option you surrender and the fair value of the New Options you receive in exchange may not be equal. The fair value of an individual stock option depends on a number of factors in addition to its exercise price, including, among others, the time remaining until expiration, the volatility of our common stock, and applicable interest rates. As a result, if the fair value of your specific Eligible Option is higher than the average fair value of Eligible Options within the applicable exercise price range, the New Options you receive may have a lower fair value than the Eligible Options you surrender. Conversely, if the fair value of your specific Eligible Option is lower than the average fair value of Eligible Options within the applicable exercise price range, the New Options you receive may have a higher fair value than the Eligible Options you surrender. We encourage you to consider whether the exchange ratios are appropriate for your specific circumstances, and to consult with your personal financial, legal, and/or tax advisors before deciding whether to participate in the Option Exchange.
We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE CARRIES CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE SHARE PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offer to Exchange entitled “Miscellaneous” for additional information.)

What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my Eligible Options?
Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Please contact your personal financial, legal and/or tax advisors to assist you in determining if you should exchange your Eligible Options.
What are some of the potential risks if I choose to exchange my outstanding Eligible Options?
We cannot predict how our common stock or the stock market will perform before the date that the New Options will be granted, and the price of Company common stock may increase or decrease significantly at any time. A significant increase in the price of Company common stock prior to the date the New Options are granted could result in the new grants having a higher exercise price than those you exchanged and could make the New Options less valuable than those you exchanged. In addition, because the New Option you will receive will be exercisable for fewer shares than the Eligible Option you surrendered, there is an inflection point at higher Company share prices where the value of the Eligible Option you surrendered would have been greater than the value of your New Option.
If you hold vested Eligible Options, those options are currently exercisable, and by participating in the Option Exchange you will surrender that immediate right of exercise. All New Options--including those issued in exchange for fully or partially vested Eligible Options--will be completely unvested on the New Option Grant Date and will not be exercisable until they vest. New Options granted in exchange for vested Eligible Options will not vest until the first anniversary of the New Option Grant Date. This means that if you exchange vested Eligible Options, you will be subject to a new one-year period during which your New Options are entirely unexercisable. If your employment with the Company terminates for any reason during that one-year period, you will forfeit all of your New Options and will receive nothing in return for the vested Eligible Options you surrendered, subject to any vesting acceleration provisions applicable to your New Options. By contrast, if you do not participate, your currently vested Eligible Options will remain exercisable in accordance with their existing terms.
Please also see the section entitled “Risk Factors” for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Option Exchange.
To whom should I ask questions regarding this Offer?
If you have questions regarding the Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document or other documents relating to the Offer), please email people@rocketpharma.com.
ROCKET MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.
FORWARD-LOOKING STATEMENTS
This Offer to Exchange and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this Offer to Exchange are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “aim,” “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “design,” “develop,” “estimate,” “expect,” “expand,” “future,” “hope,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Any forward-looking statements in this Offer to Exchange reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in the section titled “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC, as updated by our subsequent filings with the SEC, as they may be updated by our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
RISK FACTORS
Participation in this Offer involves a number of potential risks and uncertainties, including those described below. The risk factors described below and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 26, 2026 highlight the material risks related to the Company which may impact your decision of participating in this Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.
Risks Related to This Offer
If the price of our common stock increases after the New Option Grant Date, your surrendered Eligible Options might have been worth more than the New Options that you will receive in exchange for them.
Because you will receive New Options covering fewer shares than the Eligible Options surrendered, your New Options will have less potential for increases in value at certain significantly higher Company stock prices. This means that there is an inflection point at higher Company share prices where the value of the Eligible Option you surrendered would have been greater than the value of your New Option.
If you exchange vested Eligible Options, you will surrender your right to exercise those options immediately and will not be able to exercise your New Options for at least one year.
If you hold Eligible Options that are fully or partially vested, those options are currently exercisable –meaning you may exercise them at any time by paying the applicable exercise price. If you elect to exchange vested Eligible Options in the Option Exchange, you will surrender those immediately exercisable rights. The New Options you receive in exchange will be subject to a new one-year cliff vesting schedule and will vest in full on the first anniversary of the New Option Grant Date, subject to your continued employment with the Company on that date and any applicable vesting acceleration provisions. This means that, regardless of how long your vested Eligible Options have been exercisable, your New Options will be entirely unexercisable from the New Option Grant Date until the first anniversary of that date.
In addition, because the New Options will be completely unvested on the New Option Grant Date, you face the risk that if your employment with the Company terminates for any reason prior to the first anniversary of the New Option Grant Date, you will forfeit all of your New Options and will receive nothing in exchange for the vested Eligible Options you surrendered, subject to any vesting acceleration provisions applicable to your New Options. By contrast, if you do not participate in the Option Exchange, your currently vested Eligible Options will remain exercisable in accordance with their existing terms.
You should carefully weigh the loss of your current right to exercise your vested Eligible Options against the potential benefits of participating in the Option Exchange before making your decision. We encourage you to consult with your personal financial, legal, and/or tax advisors before deciding whether to participate.
If any of your Eligible Options are incentive stock options, you will lose the more favorable tax treatment associated with incentive stock options by participating in this Offer.
All New Options issued pursuant to this Offer will be non-qualified stock options, regardless of whether the Eligible Options you surrender were incentive stock options or non-qualified stock options. If you currently hold incentive stock options and elect to exchange them, you will permanently lose the favorable tax treatment associated with incentive stock option status and will instead be subject to the less favorable tax treatment applicable to non-qualified stock options, which may result in materially higher taxes upon exercise. The tax consequences of incentive stock option versus non-qualified stock option treatment are described in detail in Section 13 of this Offer to Exchange. You are strongly encouraged to consult your personal tax advisor before deciding whether to participate in this Offer. For more detailed information regarding the tax treatment of stock options, see “Material U.S. Federal Income Tax Consequences”. For more detailed information regarding the tax treatment of stock options, see “Material U.S. Federal Income Tax Consequences”.
If you are subject to foreign tax laws, even if you are a resident of the U.S., there may be tax and social insurance consequences relating to this Offer.
If you are subject to the tax laws of another country, even if you are a resident of the U.S., you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.
Tax-related risks for tax residents of multiple countries.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Risks Related to Our Business and Common Stock
You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and also the other information provided in this Option Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s website at www.sec.gov. In addition, we will provide without charge to you, upon your request, a copy of any or all of the documents to which we have referred you. See “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports. These reports can also be accessed free of charge at www.rocketpharma.com.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS
1.	Eligibility; Number of Options; Offer Expiration Date.
Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible employees the opportunity to exchange certain outstanding Eligible Options (as defined below) to purchase our common stock for new options covering a lesser number of shares of our common stock (“New Options”), calculated in accordance with specified exchange ratios. We will grant the New Options on the date on which we cancel the options accepted for exchange, which will be same date as the expiration date of this offer (the “New Option Grant Date”).
Only Eligible Options may be exchanged in the Option Exchange. For these purposes, “Eligible Options” are those options that:
•	Were granted prior to 2025; and
•	Have an exercise price equal to or greater than $3.52 per share.
Options granted in 2025 and 2026 or that have an exercise price of less than $3.52 are not eligible to be exchanged in the Option Exchange.
You are eligible to participate in the Option Exchange (an “Eligible Employee”) only if you:
•	are an employee of the Company on the date the Option Exchange is commenced (the “Exchange Commencement Date”);
•
as of the date the New Options are granted, you are an employee of the Company and have not submitted a notice of resignation or termination, or been notified by the Company that your employment is being terminated;

•	are not an executive officer at or above the EVP-level or a member of the Company’s Board of Directors; and
•	hold at least one Eligible Option as of the commencement of the Offer.
If you hold Eligible Options but do not satisfy these conditions (for example, you are a former employee or you are an adviser or consultant and not an employee), you are not eligible to participate in the Option Exchange.
The outstanding options that you hold give you the right to purchase our shares of common stock, if vested, by exercising those vested options and paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer, we refer to the actual options you hold to purchase our shares of common stock and not the shares underlying those options.
If you elect to exchange options in the Option Exchange, you will not be eligible to receive New Options unless you continue to be employed by the Company through the New Option Grant Date.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF THE COMPANY AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY GENERALLY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.
If you are eligible to participate in the Option Exchange, you can exchange your Eligible Options on a grant-by-grant basis, based on the original grant date and exercise price of the Eligible Option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your Eligible Option grants without having to exchange all of your Eligible Option grants. If you have previously exercised a portion of an Eligible Option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged.

If you properly tender your Eligible Options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive New Options to purchase that number of shares of common stock determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2014 Plan.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that you must exchange for each share of common stock underlying a New Option, based on the exercise price of the existing Eligible Option. The exchange ratios were determined using a binomial lattice model in accordance with U.S. GAAP and are based on, among other things, the volatility of our stock, the expected settlement behavior for a stock option and interest rates. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of April 24, 2026)	Exchange Ratio (Eligible Options to New Options)
$3.52 to $10.68	12,723	1.30 to 1
$10.69 to $20.03	510,371	1.80 to 1
$20.04 to $30.00	742,349	2.00 to 1
$30.01 to $56.48	117,795	2.70 to 1
$56.49 to $62.32	72,725	4.20 to 1

We will not grant any New Options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
Unless prevented by applicable law or regulations, New Options will be granted under the 2014 Plan. The New Options will have the terms and be subject to the conditions as provided for in the 2014 Plan and the applicable option award agreement. The New Options will have a new grant date, a new exercise price, will be classified as non-qualified stock options, will have an expiration date of the later of (i) the original expiration date and (ii) the date that is five years from the New Option Grant Date (subject to earlier termination under certain circumstances, including following termination of your employment) and will cover a fewer number of shares of our common stock than the surrendered Eligible Option.
The per share exercise price of the New Options will be equal to the per share closing price of our common stock on Nasdaq on the New Option Grant Date.
The term “Offer Expiration Date” means 3:59 p.m., Eastern Time, on May 26, 2026, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Offer to Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.
For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time of each such day.
2.	Purpose of this Offer.
An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of New Options with a fair value that will be approximately equal to the fair value of the Eligible Options that are surrendered in the Option Exchange.
Although we are optimistic regarding our potential future growth opportunities, the price of our common stock remains below historic levels. Our stock price has experienced significant volatility over the past five years. For example, our stock price was $65.91 per share on February 8, 2021 and $3.62 per share on April 1, 2026. On March 23, 2026, the date on which the Board approved the Option Exchange, the closing price of our common stock on The Nasdaq Global Market was $4.34 per share, resulting in approximately 96% of our outstanding stock options held by employees, other than our executive officers at or above the EVP-level, being underwater on such date. Our employees have remained dedicated and focused during this time of substantial change. The successes we have achieved are the result of significant, sustained efforts on their part. Retaining their know-how and services is important to our ability to achieve our 2026 and longer-term corporate goals. We believe that it is important to reward these employees for their substantial efforts to date and going forward.
As of April 24, 2026, we had a total of 14,108,393 shares of common stock subject to outstanding stock options under the 2014 Plan, with a range in exercise prices from $1.21 per share to $62.32 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Pursuant to the Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. If all Eligible Options are exchanged in the Option Exchange, we estimate that the net reduction in our equity overhang could be up to 5.2% of our overhang and 0.6% of our fully diluted share count, based on 109,174,502 shares outstanding as of April 24, 2026.
THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE STOCK MARKET AND VESTING TERMS CONTINGENT UPON CONTINUED EMPLOYMENT.
We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, or other events, both positive and negative, could occur as a result of our operations or otherwise, that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the date we grant the New Options, or we have results from our activities or other events occur, our share price could increase (or decrease) and the exercise price of the New Options could be higher (or lower) than the exercise price of Eligible Options you elect to have cancelled as part of this Offer. The per share exercise price of any New Options granted to you in return for options you elect to exchange will be the per share closing price of our common stock on Nasdaq on the New Option Grant Date. You will be at risk of any increase in our share price during the period prior to the Offer Expiration Date for these and other reasons.
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive New Options under this Offer. If we were to terminate your right to receive New Options under this Offer in connection with such a transaction, your Eligible Options will remain outstanding pursuant to their original terms.
Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC that are incorporated by reference into this Offer to Exchange, as of the date hereof, we have no current plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets;
•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;
•	any other material change in our corporate structure or business;
•	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;
•	our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or
•	any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
3.	Procedures for Electing to Exchange Options.
Proper exchange of options. Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on May 26, 2026.
1.	Log in to the Option Exchange website at exchange.awardtraq.com.
2.
After logging in to the Option Exchange website, review the information and proceed through to the election page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the number of vested shares of our common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.
On the election page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange for new at-the-money stock options” or choose not to tender in the Option Exchange by selecting “Keep your current stock options.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Keep your current stock options.” In that event, the Eligible Option will not be exchanged.

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the confirmation page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the election process via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. We must receive your properly completed and submitted election by the Offer Expiration Date of the Option Exchange, currently expected to be 3:59 p.m., Eastern Time, on May 26, 2026. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email people@rocketpharma.com.
If you wish to exchange any portion of an Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.
We may extend this Option Exchange. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 8:00 a.m., Eastern Time, on May 27, 2026 (the business day following the previously scheduled or announced Offer Expiration Date). We reserve the right to reject any Eligible Option grant tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered Eligible Option grants promptly after the Offer Expiration Date.
You may change your mind after you have submitted an election and withdraw from the Option Exchange at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, as described below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date. You also may change your mind about which of your Eligible Option grants you wish to have exchanged. If you wish to include more or fewer Eligible Option grants in your election, you must complete and submit a new election on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date by following the procedures described below. This new election must be properly submitted after any prior elections you have submitted and must list all Eligible Option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the Eligible Option grants you elected for exchange, you may do so at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date by following the procedures described below.
Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. Upon submission of an election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. Only responses that are properly completed and actually received by us by 3:59 p.m. Eastern Time on the Offer Expiration Date through the Option Exchange website at exchange.awardtraq.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.
Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Option Exchange, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the Offer Expiration Date.
The Company will not accept any alternative, conditional or contingent tenders. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your Eligible Options have been cancelled.
If you do not submit your election on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, then you will not participate in this Offer, and all Eligible Options currently held by you will remain in effect at their original exercise price and with their original terms.
Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 3:59 p.m., Eastern Time, on the Offer Expiration Date all properly elected Eligible Options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Option grants. We reserve the right to reject any election or any Eligible Option elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the Eligible Options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular Eligible Options or any particular eligible employee.
Our acceptance constitutes an agreement.
Your election to exchange Eligible Options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of New Options.” Our acceptance of your Eligible Options for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this Offer.
4.	Withdrawal Rights.
You can only withdraw your elected options in accordance with the provisions of this Section 4.
You can withdraw your elected options at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, which is currently May 26, 2026. If the Offer Expiration Date is extended by us, you can withdraw your elected options at any time until 3:59 p.m., Eastern Time, on the Offer Expiration Date, as extended.
To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from this Option Exchange, you must deliver a valid new election indicating only the Eligible Option grants you wish to exchange in the Option Exchange or a valid new election indicating that you reject the Option Exchange with respect to all of your Eligible Option grants, by completing the election process described below on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date.
Election Changes and Withdrawals via the Option Exchange Website:
Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on May 26, 2026.
1.	Log in to the Option Exchange website at exchange.awardtraq.com.
2.
After logging in to the Option Exchange website, review the information and proceed through to the election page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the number of vested shares of our common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.
On the election page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange for new at-the-money stock options” or choose not to tender in the Option Exchange by selecting “Keep your current stock options.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Keep your current stock options.” In that event, the Eligible Option will not be exchanged. Changing your election from “Exchange for new at-the-money stock options” to “Keep your current stock options” will effectively withdraw your option exchange election.

4.	Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the confirmation page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.
It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date.
Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding.
5.	Acceptance of Options for Exchange; Grant of New Options.
Upon the terms and subject to the conditions of this Offer listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer”, and promptly following the expiration of the Offer on the Offer Expiration Date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Offer Expiration Date. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled. Such notice may consist of a notification of a new option award requiring your acknowledgement in the Company’s option administration system.
If your options are properly elected for exchange and accepted by us, we will cancel your elected Eligible Options on the Offer Expiration Date, and you will also be granted New Options immediately following such cancellation on the Offer Expiration Date.
If you cease to be an employee of the Company, whether voluntarily, involuntarily, or for any other reason before the Offer Expiration Date, you will not be able to participate in this Offer. Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF THE COMPANY AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR EMPLOYMENT, YOU MAY GENERALLY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF EMPLOYMENT.
For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the Eligible Employees of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your New Option award agreement as promptly as practicable after the Offer Expiration Date.
6.	Conditions of this Offer.
Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer Expiration Date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto:
(a)
there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of New Options;

(b)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

i.	make the acceptance for exchange of, or issuance of New Options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;
ii.	delay or restrict our ability, or render us unable, to accept for exchange or grant New Options for some or all of the options elected for exchange; or
iii.	materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company;
(c)	there shall have occurred:
i.	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
ii.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., whether or not mandatory;
iii.	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the U.S.;
iv.
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the U.S.;

v.
any change in the general political, market, economic or financial conditions in the U.S. or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or on the trading in our shares of common stock;

vi.	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or
vii.
any decline in either the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of commencement of the Offer;

(d)
a tender or exchange offer with respect to some or all of our shares of common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

i.
any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

ii.
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

iii.
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

(e)	any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;
(f)	our stockholders do not approve the Option Exchange at the annual meeting of stockholders to be held on May 20, 2026; or
(g)
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or share ownership of the Company that, in our reasonable judgment, is having or may have a material adverse effect on the Company.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer Expiration Date, other than acts or omissions by us. We may waive them, in whole or in part, at any time and from time to time prior to the Offer Expiration Date, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
7.	Price Range of Common Stock Underlying the Options.
Our common stock is listed on Nasdaq under the symbol “RCKT.” As of April 24, 2026, the last reported sale price of our common stock on the Nasdaq was $3.52 per share. The following table shows, for the periods indicated, the high and low sales prices of our common stock as listed on the Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2026
First Quarter	$5.45	$3.00
Fiscal Year Ended December 31, 2025
Fourth Quarter	$4.51	$2.81
Third Quarter	$4.10	$2.40
Second Quarter	$8.26	$2.19
First Quarter	$13.35	$6.26
Fiscal Year Ended December 31, 2024
Fourth Quarter	$18.89	$11.15
Third Quarter	$26.98	$17.42
Second Quarter	$26.99	$18.60
First Quarter	$31.47	$25.66

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
8.	Source and Amount of Consideration; Terms of New Options.
We will grant New Options, subject to applicable laws and regulations, in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for exchange. The number of shares of our common stock subject to the New Options will be determined based upon the applicable exchange ratio as described below, subject to adjustments for any stock splits, stock dividends and similar events affecting our common stock, in accordance with the terms of the 2014 Plan.

The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that you must exchange for each share of common stock underlying a New Option, based on the exercise price of the existing eligible option. The exchange ratios were determined using a binomial lattice model in accordance with US GAAP and are based on, among other things, the volatility of our stock, the expected settlement behavior for a stock option and interest rates. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of April 24, 2026)	Exchange Ratio (Eligible Options to New Options)
$10.69 to $19.96	556,238	1.59 to 1
$20.04 to $29.50	783,605	1.85 to 1
$30.01 to $47.08	120,439	2.33 to 1
$56.49 to $62.32	80,225	3.57 to 1

We will not grant any New Options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
As of April 24, 2026, there were outstanding Eligible Options to purchase an aggregate of 1,455,963 of the Company’s shares of common stock. If 100% of Eligible Options were to be exchanged and New Options granted in accordance with the exchange ratios set out above, the number of shares of common stock underlying such New Options would be approximately 725,501 shares.
Terms of New Options
The terms and conditions of your Eligible Options are set forth in the 2014 Plan and award agreement under which they were granted. The New Options will have the terms and be subject to the conditions as provided for in the 2014 Plan and applicable award agreement. This includes the change in control provisions set forth in the 2014 Plan, which will apply to the New Options in the same manner as they apply to the Eligible Options. Each New Option will have an expiration date of the later of (i) the original expiration date and (ii) the date that is five years from the New Option Grant Date, subject to earlier expiration of the option following termination of your employment with the Company.
The references to the 2014 Plan are subject to, and qualified in their entirety by reference to, the actual provisions of the 2014 Plan. Information regarding the 2014 Plan may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with the 2014 Plan. Copies of the 2014 Plan and prospectuses are available through the Company’s option administration system or upon request by emailing people@rocketpharma.com. Copies will be provided promptly at our expense.
Vesting of New Options
New Options granted in exchange for vested Eligible Options will vest in full on the first anniversary of the New Option Grant Date, subject to the Eligible Employee’s continued employment with the Company on such date and any applicable vesting acceleration provisions.
Important Note for Holders of Vested Eligible Options: If you currently hold Eligible Options that are vested and exercisable, you should be aware that by participating in the Option Exchange you will be surrendering your existing right to exercise those options immediately. Your New Options will be completely unvested on the New Option Grant Date and will not be exercisable at all during the period from the New Option Grant Date through the first anniversary of the New Option Grant Date, regardless of the extent to which your Eligible Options were vested or exercisable at the time of the exchange. If your employment with the Company terminates for any reason prior to the first anniversary of the New Option Grant Date, you will forfeit the entirety of your New Options and will receive no consideration for the vested Eligible Options you surrendered, subject to any vesting acceleration provisions applicable to your New Options. By contrast, had you not participated in the Option Exchange, your vested Eligible Options would have remained exercisable in accordance with their original terms.
New Options granted in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to the Eligible Employee’s continued employment with the Company on each such date and any vesting acceleration provisions applicable to your New Options.
This vesting schedule supports the nature of stock options as an incentive vehicle, recognizes the prior services and contributions of Eligible Employees and provides us with the potential for valuable additional years of personnel retention during an important time for the Company.
Vesting and exercise of New Options are dependent upon continued service as an employee with the Company, subject to any applicable vesting acceleration provisions. New Options are subject to the terms and conditions as provided for in the 2014 Plan and will be forfeited if not vested at the time of termination of service.
SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.
IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION, SUBJECT TO ANY PROVISIONS PROVIDING FOR ACCELERATED VESTING.
Exercise
Generally, you may exercise the vested portion of your New Option at any time during the option’s term and within twelve months after the termination of your service with the Company. If, however, your employment with the Company terminates prior to any portion of your New Option becoming vested, you will forfeit the unvested portion of your New Option, subject to any provisions providing for vesting acceleration. Your ability to exercise options following your termination of service may be restricted and will be subject to the terms and conditions of the 2014 Plan and the applicable option award agreement.
U.S. Federal Income Tax Consequences of Options
You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the New Options, as well as the consequences of accepting or rejecting this Offer.
Registration of Option Shares
All common stock issuable upon exercise of options under the 2014 Plan, including the shares that will be issuable upon exercise of all New Options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on one or more registration statements on Form S-8 filed with the SEC.
9.	Information Concerning Rocket.
Rocket Pharmaceuticals, Inc. is a fully integrated, late-stage biotechnology company focused on the development, manufacturing, and potential commercialization of genetic therapies for rare and often fatal diseases with high unmet medical need. Our innovative multi-platform approach is designed to create best-in-class gene therapy product candidates aimed at correcting the underlying genetic causes of complex inherited cardiomyopathies and related disorders, with the potential to deliver transformative and durable clinical benefits. Our platform is supported by in-house research and development capabilities and current cGMP manufacturing facilities that enable end-to-end control of clinical production, process development, and scale-up for potential commercialization.
We seek to bring hope and relief to patients with devastating, undertreated and rare diseases through the development and commercialization of potentially curative first-in-class gene therapies. As a fully integrated, late-stage biotechnology company, we have the resources and opportunity to generate a portfolio of highly differentiated and potentially first-in-class or best-in-class genetic medicines.

In July 2025, we announced a strategic corporate reorganization and pipeline prioritization designed to maximize near-term value, extend our operational runway, and position the Company for sustained long-term growth. This initiative focused our resources on advancing our Adeno-associated virus (“AAV”) cardiovascular gene therapy platform and supported the submission of our responses to the U.S. Food & Drug Administration’s (the “FDA”) Complete Response Letter (CRL) for KRESLADI™. The program contemplates a scaled commercial effort tailored to the exceptionally small patient population affected by this ultra-rare indication, Leukocyte Adhesion Deficiency-I. As part of this strategic realignment, we have deprioritized further development activities related to our Fanconi Anemia and Pyrute Kinase Deficiency programs. As part of the restructuring, the Company implemented a reduction in the workforce of approximately 30%, which, along with other planned cost-saving initiatives, is expected to reduce the Company’s 12-month operating expenses by approximately 25%.
Our strategy is built on several foundational pillars:
•
First-and-Best-in-Class Approach: With our program selection, we apply a rigorous, disease-based selection approach to identify and prioritize programs: targeting complex genetic disorders with differentiated therapies that offer the potential to be first-, best-, or only-in-class, focusing on monogenic disease with on-target mechanisms of action to directly address the root cause of the disease to offer superior clinical profiles, and choosing indications with sizable market opportunities to enable broad patient impact and sustainable value creation.

•
Strategic Focus on Rare Cardiovascular Indications: Our near-term research and platform investments are focused on leveraging our AAV capabilities in rare cardiovascular diseases. Collectively, our clinical cardiovascular gene therapy programs target the major genetically defined causes of hypertrophic, arrhythmogenic, and dilated cardiomyopathies which represent a significant portion of inherited heart disease and impact more than 100,000 patients in the U.S. and EU.

•
Late-Stage Science & Innovation with Robust Capabilities: We are advancing promising clinical programs designed to support regulatory approvals in the U.S. and Europe, with potential expansion into Asia and beyond. To support our clinical and future commercial endeavors, we are currently operating a ~100,000 sq. ft. U.S.-based in-house AAV cGMP manufacturing facility in Cranbury, New Jersey.

•
Expertise & Collaboration: Our leadership team brings a proven track record of over 20 successful U.S. and international drug approvals and launches with expertise in cell and gene therapies and rare diseases. We collaborate closely with scientific experts, healthcare providers, payors, and patient communities to ensure our therapies address real-world needs.

The Company has global commercialization and development rights to all of its current product candidates under internally developed intellectual property rights and royalty-bearing license agreements.
We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2025, and December 31, 2024, and the selected consolidated balance sheet data as of December 31, 2025, are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 16 of this Offer to Exchange. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange.

Summary Consolidated Statements of Operations and Balance Sheets (in thousands, except share and per share data)

	Year Ended December 31,
Operating data	2025	2024
Revenue	$—	$—
Loss from operations	$(231,747)	$(273,205)
Net loss	$(223,123)	$(258,746)
Net loss per share - basic and diluted	$(2.01)	$(2.73)
Weighted average common stock outstanding - basic and diluted	111,123,770	94,807,773

Balance Sheet Data	December 31, 2025	December 31, 2024
Total current assets	$192,734	$378,183
Total assets	$330,449	$527,700
Total current liabilities	$30,206	$40,684
Total liabilities	$53,228	$64,466
Total stockholders’ equity	$277,221	$463,234

We had a net tangible book value of $1.97 per share as of December 31, 2025, our latest balance sheet date. This value was calculated by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2025.
10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.
Our executive officers at the EVP-level and above and members of our Board of Directors are not eligible to participate in the Offer. Accordingly, none of these individuals are Eligible Employees. Other than (i) outstanding stock option and other equity awards granted to our directors and executive officers, which are described in the notes to our financial statements as set forth in our filings with the SEC, (ii) compensatory agreements, arrangements and understandings with our executive officers, as described under the “Executive Compensation” heading of our proxy statement for our 2026 annual meeting of stockholders filed with the SEC on April 6, 2026 (the “Annual Meeting Proxy Statement”), and (iii) compensatory agreements, arrangements and understandings with our non-employee directors, as described under the “Director Compensation” heading of the Annual Meeting Proxy Statement, we are not party to any material agreements with any of our executive officers, directors or controlling persons. In addition, neither Rocket nor, to our knowledge, any of our executive officers or directors, any person controlling Rocket or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
During the 60-day period prior to the date of this Offering Memorandum, neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.
Our executive officers below the EVP-level may participate in this Offer. As of April 24, 2026, such executive officers as a group held options unexercised and outstanding to purchase a total of 6,980,157 shares of our common stock, which represented approximately 49.5% of the shares subject to all options outstanding under the 2014 Plan as of that date.

The following table sets forth the beneficial ownership of each of our executive officers of options granted that are outstanding as of April 24, 2026. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the 2014 Plan, which was 14,108,393 shares as of April 24, 2026.

Name	Position	Eligible Options	Number of shares covered by outstanding options granted under the 2014 Plan	Percentage of total outstanding options under the 2014 Plan
Gaurav Shah, M.D.	Chief Executive Officer and Director	—	3,311,482	23.5%
Sarbani Chaudhuri, M.B.A.	Chief Commercial & Medical Affairs Officer	—	425,523	3.0%
Syed Rizvi, M.D.	Chief Medical Officer	—	476,891	3.4%
Christopher Stevens	Chief Operating Officer	—	647,108	4.6%
Jonathan Schwartz, M.D.	Chief Science & Gene Therapy Officer	—	946,574	6.7%
John Militello, CPA	Vice President of Finance, Senior Controller & Treasurer, Principal Accounting Officer	238,256	313,194	2.2%
Martin Wilson, J.D.	General Counsel and Chief Corporate Officer, Interim Principal Financial Officer	—	859,385	6.1%

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase common stock and restricted stock units granted from time to time pursuant to the 2014 Plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.
Options we acquire pursuant to this Offer will be cancelled on the Offer Expiration Date. We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation - Stock Compensation.” Under ASC 718, we expect to recognize the incremental compensation cost, if any, of the New Options granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option granted to employees in exchange for surrendered options, measured as of the date such awards are granted, over the fair value of the option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the New Options granted is forfeited prior to the completion of the service condition due to a termination of service, the compensation cost for the forfeited portion of the award will not be recognized.
12.	Agreements; Legal Matters; Regulatory Approvals.
We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of New Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our ability under this Offer to accept options tendered for exchange and to grant New Options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer.”
13.	Material U.S. Federal Income Tax Consequences.
The following is a summary of the anticipated material U.S. federal income tax consequences of the Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees. The tax consequences for individuals who are subject to the tax laws of a country other than the U.S. or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Offer.
Tax Effects of Rejecting the Offer
In general, your rejection of the Offer will not be a taxable event for U.S. federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as incentive stock options and (2) the Offer remains outstanding for more than 29 calendar days (that is, if we extend the Offer beyond the original Offer Expiration Date), your Eligible Options that are currently treated as incentive stock options would be deemed to be newly granted as of the Exchange Commencement Date and could, under certain circumstances, cease to be treated as incentive stock options, regardless of whether you accept or reject the Offer. We intend to keep the Offer open for fewer than 30 calendar days; however, we reserve the right to extend the Offer, and if the Offer is extended to 30 or more calendar days, the consequences described above would apply to all Eligible Options that are incentive stock options, including those held by employees who do not participate in the Offer.
Tax Effects of Accepting the Offer
Neither your acceptance of the Offer nor the exchange of your Eligible Options for New Options will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for U.S. federal income tax purposes.
All New Options issued in exchange for Eligible Options pursuant to the Offer will be non-qualified stock options, regardless of whether the Eligible Options tendered in the Offer were incentive stock options. Incentive stock options are eligible for more favorable tax treatment, as described below, and such favorable tax treatment will not be available for the New Options.
Taxation of Non-Qualified Stock Options
An optionee generally recognizes no taxable income as the result of the grant of a non-qualified stock option. However, upon exercising the non-qualified stock option, the optionee generally recognizes ordinary income equal to the amount that the fair market value of the exercised shares on the exercise date exceeds the exercise price for those shares. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by exercising a non-qualified stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss (whether the capital gain or loss is short-term or long-term depends on the holding period measured from the exercise date). Any ordinary income recognized by the optionee upon exercising a non-qualified stock option generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. No tax deduction is available to the Company with respect to the grant of a non-qualified stock option or the sale of the shares acquired through the exercise of the non-qualified stock option.
Taxation of Incentive Stock Options (“ISOs”)
An optionee recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code. If an optionee exercises the option (while employed or during certain prescribed periods following termination of employment) and then later sells or otherwise disposes of the shares acquired through the exercise of the incentive stock option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the optionee will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and the Company will not be entitled to any deduction for federal income tax purposes. However, if the optionee disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the optionee would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the optionee’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes of the alternative minimum tax rules.
Withholding
We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Employee. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.
Non-U.S. Holders
If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional U.S. and/or foreign tax advice regarding your specific situation.
PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.
14.	Extension of Offer; Termination; Amendment.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving written notice, including electronically posted or delivered notices, of such extension to the Eligible Employees or making a public announcement thereof. If we extend the expiration date, we also will extend your right to withdraw tenders of Eligible Options until such extended expiration date.
We also expressly reserve the right, in our reasonable judgment, before the Offer Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving written notice of such termination, amendment or postponement to the Eligible Employees and making a public announcement, including electronically posted or delivered notices. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.
Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement must be issued no later than 8:00 a.m. Eastern Time on the next U.S. business day after the last previously scheduled or announced Offer Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change.
If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:
•	we increase or decrease the amount of consideration offered for the options; or
•	we decrease the number of options eligible to be elected for exchange in this Offer;
and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten business days following the publication, sending or giving of notice.
For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
15.	Fees and Expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.
16.	Additional Information.
We recommend that, in addition to this Offer to Exchange and the Terms of Election, you review the following materials that we have filed with the SEC, which are incorporated herein by reference, before making a decision on whether to elect to exchange your options:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026;
•	our Current Report on Form 8-K filed with the SEC on March 10, 2026;
•
the description of the Company’s common stock contained in its registration statement on Form 8-A, which was filed with the SEC on February 2, 2015, and amended on January 11, 2018, including any amendment or report filed for the purpose of updating such description.

Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.
We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, New Jersey 08512
(609) 659-8001
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.
The information contained in this Option Exchange about the Company should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.
We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A
GUIDE TO TAX ISSUES IN SPAIN
Please note that the following is for general informational purposes only and does not constitute tax advice.
1.1	Tax Event at the Time of Exchange
The exchange of Eligible Options for New Options on May 26, 2026, is not expected to be a taxable event for Spanish Personal Income Tax (IRPF) purposes. This is because no cash is received, the New Options are not immediately exercisable, and no immediate economic benefit is realized. Consequently, no tax withholding is anticipated on the exchange date.
1.2	Tax Event at the Time of Exercise
A taxable event will occur upon the future exercise of the New Options. The taxable gain will be calculated as the difference between the fair market value of the company's shares on the exercise date and the exercise price paid. This gain is classified as employment income (rendimiento del trabajo) and is subject to the progressive IRPF rates in Spain.
The company's Spanish entity will perform the corresponding withholding at the source and report it through the employee's payroll (nómina). For this purpose, share values in USD will be converted to EUR using the official exchange rate of the ECB/Bank of Spain on the exercise date. This gain is also subject to Spanish Social Security contributions.
1.3	Potential Annual Exemption (EUR 12,000)
An annual exemption of up to EUR 12,000 on income derived from stock options may be applicable under Artículo 42.3.f) de la Ley del IRPF. This is subject to specific conditions, including a minimum holding period of three years after the exercise of the options and ensuring the employee's ownership does not exceed 5% of the company's share capital.
1.4	Foreign Asset Reporting Obligation
If, after exercising the options, an employee holds company shares in a foreign account with a value exceeding EUR 50,000, they may be required to file a Modelo 720 declaration with the Spanish Tax Agency (AEAT). It is recommended to seek individual advice regarding this specific obligation, that shall only occur once you exercise and retain.

April 27, 2026